Exhibit 10.8

First Amendment to

Distribution Option Agreement

This First Amendment to the Distribution Option Agreement (“First Amendment”) is made as of February 12, 2014 (“First Amendment Effective Date”) by and between Reva Medical, Inc., a Delaware corporation (“Reva”) and Boston Scientific Corporation, a Delaware corporation (“BSC”).  Reva and BSC are sometimes referred to individually as a “Party” or collectively as “Parties”.

WHEREAS, Reva and BSC previously entered into that certain Distribution Option Agreement, dated December 7, 2007 (“Agreement”); and

WHEREAS, the Parties desire to implement certain modifications to the Agreement under this First Amendment as set forth herein.

NOW THEREFORE, in consideration of the mutual obligations in this First Amendment and for other good consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.             General.  This First Amendment amends the Agreement.  Except as expressly set forth in this First Amendment, all terms and conditions of the Agreement shall remain in full force and effect.  Capitalized terms used in this First Amendment shall have the meaning ascribed to them in the Agreement unless expressly indicated otherwise.

2.             Clinical Milestones.  The definition of “Clinical Milestone” under Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

““Clinical Milestone” shall mean the date occurring ninety (90) days following the delivery by Reva to BSC of each of (i) all material information (including, but not limited to, all case report forms and all data concerning imaging, death, MI, ST and TLR) available to Reva relating to the one year follow-up of at least 200 implanted resorbable drug coated stents of Reva from a human clinical trial conducted in accordance with applicable laws and regulations (the “Implanted Stents”), (ii) all material information (including, but not limited to, core lab acute gain, late loss, and binary angiographic restenosis) relating to the 8-9 month angiographic follow-up of at least 100 of such Implanted Stents, and (iii) all material information relating to the 8-9 month optical coherence tomography (OCT) of at least 40 of such Implanted Stents.”

3.             Counterparts. This Amendment may be signed in two or more counterparts, all of which together shall constitute one and the same amendment, binding on the Parties as if each had signed the same document.  Facsimile or pdf signatures shall be deemed original signatures hereunder.

4.             Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

REVA MEDICAL, INC.

By:	/s/ Robert Schultz
Name:	Robert Schultz
Title:	President and COO

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Vance Brown
Name:	Vance Brown
Title:	VP and Chief Corporate Counsel